Exhibit 99.1

                                                    Press Release

For further information:

                                                Jeffrey R. Luber
SVP, Chief Financial Officer & General Counsel
EXACT Sciences Corporation
P: (508) 683-1211
E: jluber@exactsciences.com

EXACT Sciences to Present at Two Investor Conferences in September

MARLBOROUGH, Mass — (September 22, 2006) — EXACT Sciences Corporation (NASDAQ: EXAS) announced today that the Company will be presenting at two investor conferences in September.

On September 27, 2006, Don Hardison, EXACT Sciences’ President and Chief Executive Officer, will be presenting at the UBS Global Life Sciences Conference at the Grand Hyatt New York in New York City.  The presentation will begin at 3:30 p.m. ET.

On September 28, 2006, Mr. Hardison will be presenting at the Wall Street Analyst Forum’s 17th Annual Analyst Conference at the Princeton Club in New York City.  The presentation will begin at 9:50 a.m. ET.

Webcasts of both presentations may be accessed at EXACT Sciences’ website, www.exactsciences.com, through the Investor Relations page. Archived versions of the webcasts will be available for 30 days following the live presentations.

About EXACT Sciences
EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus(TM) has not been approved or cleared by the Food & Drug Administration.

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